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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12
EXCO RESOURCES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Filed by EXCO Resources, Inc.
Pursuant to Rule 14a-12 under the
Securities Exchange Act of 1934.

EXCO RESOURCES, INC. SIGNS DEFINITIVE
MERGER AGREEMENT WITH MILLER GROUP

        Dallas, Texas, March 12, 2003.....EXCO Resources, Inc. ("EXCO") announced today that it has entered into a definitive agreement for the sale of the company to EXCO Holdings Inc., a company formed for that purpose by EXCO's chairman, Douglas H. Miller, and his group. The agreement provides that holders of common stock of EXCO, other than EXCO Holdings and its subsidiary, will receive cash of $18.00 per share and such holders of preferred stock will receive cash of $18.2625 per share if the transaction closes on or before June 15, 2003 and $18.00 per share thereafter. The preferred stock price difference is attributable solely to the dividend record date for the preferred stock. A majority of the equity capital will be provided by Cerberus Capital Management, L.P. Cerberus Capital Management, L.P. is a New York based long-term investment fund manager with capital under management in excess of $8.5 billion.

        In August 2002, Mr. Miller made a proposal to acquire EXCO for $17.00 cash per common share and $17.00 cash per preferred share, adjusted for dividends payable before closing. The EXCO Board thereafter formed a special committee of the board of directors, which hired Merrill Lynch & Co. to evaluate the proposal and assist the special committee in considering alternatives. During the course of this process, the price proposed by Mr. Miller was negotiated to the improved price reflected in the definitive agreement. Because a majority of the EXCO directors are participating in the acquisition, pursuant to Texas corporation law the agreement will be submitted to EXCO shareholders for approval without a recommendation of the full Board, but based on the recommendation of the special committee. The special committee unanimously recommended that the shareholders of EXCO approve the agreement and the Board has approved its submission to the shareholders.

        The transaction is subject to approval of EXCO's shareholders and customary closing conditions. The vote of holders of two-thirds of the outstanding shares of common stock, two-thirds of the outstanding shares of preferred stock and two-thirds of the outstanding shares of common stock and preferred stock voting as a single class is required to approve the transaction. EXCO intends to hold a special shareholders meeting as soon as practicable. Completion of the transaction is expected late in the second quarter or early in the third quarter of 2003.

Investor Notices

        This press release includes "forward-looking statements" as defined by the Securities and Exchange Commission. Such statements are those concerning the contemplated transaction and expectations related to the transaction. All statements, other than statements of historical facts, included in the press release that address expected activities, events or developments that may occur in the future are forward-looking statements. This includes completion of the proposed transaction and other matters. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of EXCO. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

        Investors and securityholders are advised to read EXCO's proxy statement to be filed with the Securities and Exchange Commission in connection with the proposed transaction because it will contain important information. Investors and securityholders may obtain a free copy of the proxy statement (when available) and other documents filed by EXCO and the purchaser with the SEC at the SEC's web site at www.sec.gov. The proxy statement and such other documents relating to EXCO may also be obtained for free by contacting EXCO's Chairman, Doug Miller, or EXCO's President, Ted Eubank, at EXCO's headquarters, 6500 Greenville Avenue, Suite 600, LB 17, Dallas, Texas 75206, telephone number (214) 368-2084.

        This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of EXCO. There can be no assurance that the proposed transaction described in this press release will close.

        EXCO, its directors, executive officers and certain members of management and employees may be considered "participants in the solicitation" of proxies from EXCO's shareholders in connection with the transaction. Information regarding such persons and their interests in EXCO is contained in EXCO's proxy statements and annual reports on Form 10-K filed with the SEC. Additional information regarding those persons and their interests in the transaction may be obtained by reading the proxy statement relating to the proposed transaction when it becomes available.

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EXCO RESOURCES, INC. SIGNS DEFINITIVE MERGER AGREEMENT WITH MILLER GROUP